                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*

                             VITAMINSHOPPE.COM, INC.
--------------------------------------------------------------------------------
                                (Name of Issuer)

                 Class A Common Stock, $.01 Par Value Per Share
--------------------------------------------------------------------------------
                         (Title of Class of Securities)

                                    92848M104
                                    ---------
                                 (CUSIP Number)

                                 April 27, 2000
                                 --------------
                      (Date of Event which Requires Filing
                               of this Statement)


            Check the appropriate box to designate the rule pursuant
                        to which this Schedule is filed:

                                [ ] Rule 13d-1(b)
                                [X] Rule 13d-1(c)
                                [ ] Rule 13d-1(d)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 7 pages

-------------------                                            -----------------
CUSIP No. 92848M104                    13G                     Page 2 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Advisors, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             928,375
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            928,375

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           928,375

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.76%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00

---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 2 of 7 pages

-------------------                                            -----------------
CUSIP No. 92848M104                    13G                     Page 3 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           S.A.C. Capital Management, LLC
---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             928,375
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            928,375

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           928,375

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.76%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           00

---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 3 of 7 pages

-------------------                                            -----------------
CUSIP No. 92848M104                    13G                     Page 4 of 7 Pages
-------------------                                            -----------------

---------- ---------------------------------------------------------------------
        1  NAME OF REPORTING PERSON
           I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

           Steven A. Cohen

---------- ---------------------------------------------------------------------
        2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) [ ]

                                                                         (b) [ ]

---------- ---------------------------------------------------------------------
        3  SEC USE ONLY

---------- ---------------------------------------------------------------------
        4  CITIZENSHIP OR PLACE OF ORGANIZATION

           United States

-------------------- ------ ----------------------------------------------------
                         5  SOLE VOTING POWER

                            0

                     ------ ----------------------------------------------------
     NUMBER OF           6  SHARED VOTING POWER
      SHARES
   BENEFICIALLY             928,375
     OWNED BY
       EACH          ------ ----------------------------------------------------
     REPORTING           7  SOLE DISPOSITIVE POWER
      PERSON
       WITH                 0

                     ------ ----------------------------------------------------
                         8  SHARED DISPOSITIVE POWER

                            928,375

---------- ---------------------------------------------------------------------
        9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           928,375

---------- ---------------------------------------------------------------------
       10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
           CERTAIN SHARES                                                    [ ]

---------- ---------------------------------------------------------------------
       11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           12.76%

---------- ---------------------------------------------------------------------
       12  TYPE OF REPORTING PERSON*

           IN

---------- ---------------------------------------------------------------------
                       *SEE INSTRUCTION BEFORE FILLING OUT


                               Page 4 of 7 pages

     This Amendment No. 1 amends the Schedule 13G initially filed by S.A.C. Capital Advisors, LLC ("SAC Capital Advisors"), S.A.C. Capital Management, LLC ("SAC Capital Management") and Steven A. Cohen on October 26, 2000, relating to the Class A Common Stock, par value $0.01 per share (the "Common Stock"), of VitaminShoppe.com, Inc., a New York corporation, and is being filed pursuant to Rule 13d-2 of the General Rules and Regulations under the Securities and Exchange Act of 1934, as amended.

Item 4.             Ownership:
                    ----------

Item 4 of the Schedule 13G is hereby amended by deleting such item in its entirety and replacing it with the following:

The securities reported on herein are held by S.A.C. Capital Associates, LLC, an Anguillan limited liability company ("SAC Capital Associates"). Pursuant to investment agreements, each of SAC Capital Advisors and SAC Capital Management share all investment and voting power with respect to the securities held by SAC Capital Associates. Accordingly, each of SAC Capital Advisors and SAC Capital Management may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Securities Exchange Act of 1934 (the "Exchange Act").

Steven A. Cohen is the Managing Member, President and Chief Executive Officer of SAC Capital Advisors and the owner, directly and through a wholly owned subsidiary, of 100% of the membership interests of SAC Capital Management. Accordingly, Mr. Cohen may be deemed to be the beneficial owner of the securities covered by this statement for purposes of Rule 13d-3 under the Exchange Act. Mr. Cohen disclaims beneficial ownership of any of the securities covered by this statement.

Item 4(a)           Amount Beneficially Owned:
                    --------------------------

                    928,375

Item 4(b)           Percent of Class:
                    -----------------

                    12.76%

Item 4(c)           Number of shares as to which such person has:
                    ---------------------------------------------

                    (i)   Sole power to vote or to direct the
                          vote: 0


                               Page 5 of 7 pages

                    (ii)  Shared power to vote or to direct the
                          vote:  928,375

                    (iii) Sole power to dispose or to direct the
                          disposition of:  0

                    (iv) Shared power to dispose or to direct the disposition of: 928,375.


                               Page 6 of 7 pages

                                    SIGNATURE
                                    ---------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: October 27, 2000

S.A.C. CAPITAL ADVISORS, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


S.A.C. CAPITAL MANAGEMENT, LLC

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


STEVEN A. COHEN

By: /s/ Peter Nussbaum
    ------------------------------
Name:  Peter Nussbaum
Title: Authorized Person


                               Page 7 of 7 pages